Exhibit 99.1

Media Contact:

Elliot Fox

W2O Group

212.257.6724

efox@w2ogroup.com

Investor Contact:

Mindy Lowe

Esperion Therapeutics, Inc.

734.887.3903

mlowe@esperion.com

Esperion Therapeutics Provides Bempedoic Acid Development Program Update; Reports Fourth Quarter and Full Year 2015 Financial Results

Ann Arbor, Mich., — (Globe Newswire — February, 25 2016) — Esperion Therapeutics, Inc. (NASDAQ: ESPR), a pharmaceutical company focused on developing and commercializing first-in-class, oral, low-density lipoprotein cholesterol (LDL-C) lowering therapies for the treatment of patients with elevated LDL-C, today provided bempedoic acid development program updates and financial results for the fourth quarter and full year ended December 31, 2015.

“The past year was eventful for Esperion, with positive clinical data reported from bempedoic acid as an ‘add-on’ to statins and in patients with hypercholesterolemia and hypertension,” said Tim M. Mayleben, president and chief executive officer of Esperion. “With a strong clinical foundation resulting from more than 700 patients treated with bempedoic acid across ten Phase 1 and 2 clinical studies, our team is now focused on the Phase 3 ‘CLEAR’ clinical development program in statin intolerant patients. We look forward to announcing our global clinical and regulatory development plans late next quarter.”

Development Program and Company Highlights

•                  November 9, 2015: Delivered two presentations at the American Heart Association Scientific Sessions in Orlando, FL:

•                  “Identification of a Tissue Specific Very Long Chain Acyl-CoA Synthetase Involved in the Inhibition of ATP-Citrate Lyase (ACL) by ETC-1002: A Novel Mechanism for Cholesterol Biosynthesis Inhibition in the Liver,” presented by Stephen Pinkosky, Senior Scientist, Head of Translational Research, Esperion;

•                  “ETC-1002 Incrementally Lowers Low Density Lipoprotein Cholesterol in Patients with Hypercholesterolemia Receiving Stable Statin Therapy,” presented by Christie Ballantyne, MD, Baylor College of Medicine.

•                  January 12, 2016: Esperion announced initiation of a Phase 2 pharmacokinetics/pharmacodynamics (PK/PD) clinical study of bempedoic acid in patients treated with atorvastatin 80 mg, the most commonly prescribed high-dose statin (ETC-1002-035).

•                  January 13, 2016: Esperion announced initiation of the Phase 3 clinical program — known as Cholesterol Lowering via ETC-1002, an ACL-inhibiting Regimen (CLEAR) — with the start of the 52-week, long-term safety and tolerability study in patients with hyperlipidemia treated with bempedoic acid (ETC-1002-040).

•                  January 30, 2016: Full results from the completed ETC-1002-008 study were published in the Journal of Clinical Lipidology, “Treatment with ETC-1002 alone and in combination with ezetimibe lowers LDL-cholesterol in hypercholesterolemic patients with or without statin intolerance,” with article in press.

•                  February 2016: Esperion initiated a Phase 1 clinical pharmacology study to assess the safety and tolerability of bempedoic acid, as well as the effects of bempedoic acid on the PK of single doses of the highest doses of the most commonly prescribed statins: atorvastatin 80 mg, rosuvastatin 40 mg, simvastatin 40 mg and pravastatin 80 mg (ETC-1002-037).

Upcoming Milestones

•                  Q2 2016:

•                  Esperion plans to announce the global clinical and regulatory development plans for the ‘CLEAR’ Phase 3 program for bempedoic acid in statin intolerant patients;

•                  Esperion plans to announce the design of the cardiovascular outcomes trial (CVOT) for bempedoic acid in statin intolerant patients.

•                  Q3 2016:

•                  Esperion plans to announce top-line results from the Phase 2 PK/PD clinical study of bempedoic acid in patients treated with high-dose atorvastatin (ETC-1002-035);

•                  Esperion plans to announce top-line results from the Phase 1 clinical pharmacology study to assess the safety and tolerability of bempedoic acid and PK of the highest doses of the most commonly prescribed statins (ETC-1002-037).

•                  Q4 2016:

•                  Esperion plans to initiate the ‘CLEAR’ Phase 3 LDL-C efficacy studies of bempedoic acid in statin intolerant patients;

•                  Esperion expects to file an Investigational New Drug Application for the fixed-dose combination of bempedoic acid and ezetimibe for statin intolerant patients;

•                  Esperion expects to initiate the planned CVOT for bempedoic acid in statin intolerant patients.

2015 Fourth Quarter and Full-Year Financial Results

As of December 31, 2015, cash and cash equivalents and investment securities available-for-sale totaled $292.6 million compared with $141.6 million at December 31, 2014.

Research and development expenses were $8.0 million for the fourth quarter of 2015 and $29.8 million for the year ended December 31, 2015, compared to $6.2 million and $25.3 million for the comparable periods in 2014. The increase in research and development expenses was primarily related to the further clinical development of bempedoic acid.

General and administrative expenses were $5.3 million for the fourth quarter of 2015 and $20.2 million for the year ended December 31, 2015, compared to $3.2 million and $10.9 million for the comparable periods in 2014. The increase in general and administrative expenses was primarily attributable to costs associated with pre-commercialization activities for bempedoic acid, increases in headcount, which includes increased stock-based compensation expense for awards granted during the period, and other costs to support public company operations and Esperion’s growth.

Esperion had a net loss of $13.1 million for the fourth quarter of 2015 and $49.8 million for the year ended December 31, 2015, compared to $9.5 million and $36.4 million for the comparable periods in 2014.

Esperion had approximately 22.5 million shares of common stock outstanding, with another 2.9 million issuable upon exercise of stock options and warrants, and $4.3 million of debt outstanding as of December 31, 2015.

2016 Financial Outlook

Esperion expects full-year 2016 net cash used in operating activities to be approximately $80 to $90 million and its cash and cash equivalents and investment securities to be approximately $200 million at December 31, 2016. The Company estimates that current cash resources are sufficient to fund the Company through at least the end of 2018 and the potential approval of bempedoic acid.

Esperion’s Commitment to Cardiometabolic Disease

Esperion is committed to improving the lives of patients by developing therapies to lower elevated LDL-C. Esperion scientists discovered bempedoic acid and the LDL-C lowering therapy is in late stage development. Esperion plans to develop both bempedoic acid and a fixed-dose combination of bempedoic acid and ezetimibe with a particular focus on patients with elevated LDL-C who are considered intolerant of statin therapy. It is estimated that approximately 10% of patients who are prescribed statins, 3.5 million patients in the U.S., are considered statin intolerant.

About Esperion Therapeutics

Esperion Therapeutics, Inc. is a pharmaceutical company focused on developing and commercializing first-in-class, oral, LDL-C lowering therapies for the treatment of patients with elevated LDL-C. Bempedoic acid, the Company’s lead product candidate, is an inhibitor of ATP Citrate Lyase, a well-characterized enzyme on the cholesterol biosynthesis pathway. Bempedoic acid inhibits cholesterol synthesis in the liver, decreases intracellular cholesterol and up-regulates LDL-receptors, resulting in increased LDL-C clearance and reduced plasma levels of LDL-C. For more information, please visit www.esperion.com and follow us on Twitter at https://twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential of, and clinical development plan for, bempedoic acid and the fixed-dose combination of bempedoic acid and ezetimibe, the design and timing of the announcement of top-line results from ETC-1002-035 and ETC-1002-037, the Company’s plans regarding its Phase 3 program and the timing and design of the planned cardiovascular outcomes trial, and the Company’s expected cash and liquidity position. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, delays or failures in patient enrollment in the Company’s studies, the risk that FDA may require additional studies or data, including prior to approval that might cause approval to be delayed, that Esperion may need to change the design of its Phase 3 program, including upon feedback from regulatory authorities, that positive results from a clinical study of bempedoic acid and the fixed-dose combination of bempedoic acid and ezetimibe may not necessarily be predictive of the results of future clinical studies, particularly in different or larger patient populations, or in all statin doses, including high-doses, that existing cash resources may be used more quickly than anticipated, that the planned cardiovascular outcomes trial may not demonstrate that bempedoic acid leads to cardiovascular risk reduction, or the risk that other unanticipated developments or data could interfere with the scope of development and commercialization of bempedoic acid and the fixed-dose combination of bempedoic acid and ezetimibe, as well as other risks detailed in Esperion’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Therapeutics, Inc.

Balance Sheet Data

(In thousands)

(Unaudited)

	December 31,	December 31,
	2015	2014

Cash and cash equivalents	$77,336	$85,038
Working capital	208,769	101,208
Investments	215,240	56,544
Total assets	295,572	143,276
Total long-term debt	2,688	4,231
Common stock	23	20
Accumulated deficit	(154,222)	(104,438)
Total stockholders’ equity	287,259	133,554

Esperion Therapeutics, Inc.

Statement of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Operating expenses:
Research and development	$7,956	$6,200	$29,802	$25,302
General and administrative	5,278	3,180	20,238	10,922
Total operating expenses	13,234	9,380	50,040	36,224
Loss from operations	(13,234)	(9,380)	(50,040)	(36,224)

Interest expense	(121)	(134)	(520)	(270)
Other income, net	233	57	776	119
Net loss	$(13,122)	$(9,457)	$(49,784)	$(36,375)
Net loss per common share (basic and diluted)	$(0.58)	$(0.49)	$(2.26)	$(2.22)
Weighted average shares outstanding (basic and diluted)	22,515,136	19,276,639	22,019,818	16,374,102